EXHIBIT 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of February 10, 2014, by and between Nautilus Inc., a Washington corporation (the “Company” or “Employer”), and Sid Nayar (“Employee”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:
1.    Employment. Employee is being hired as Senior Vice President Finance effective February 10, 2014. On the day following the filing of the Company’s Form 10-K, Employee will assume the position of Chief Financial Officer. Employee shall (a) devote his professional entire time, attention, and energies to his position, (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties, and (d) refrain from any endeavor outside of employment which interferes with his ability to perform his obligations hereunder. Employee shall report to the President and Chief Executive Officer, and perform his job duties subject to his general supervision, orders, advice and direction. Employee shall perform the duties normally associated with the position and/or such duties as delegated and assigned by the Company.
Employee additionally agrees to abide by any pre-employment hiring procedures, general employment guidelines or policies adopted by Employer such as those detailed in an employer's handbook, as such guidelines or policies may be implemented and/or amended from time to time.
2.    Salary. As compensation for services to be rendered hereunder, the Company shall pay Employee an initial annual salary in the gross amount of Two hundred sixty thousand dollars ($260,000). Said salary will be paid in accordance with the Company's existing payroll policies, and shall be subject to normal and/or authorized deductions and withholdings. Employee will be eligible to receive an annual bonus targeted at fifty-percent (50%) of Employee’s base salary paid in the applicable year. Employee may also earn an additional 50% of your target range if the Company exceeds its performance objectives which could result in a potential maximum, in total, of 75% of base salary paid. The amount of such bonus (if any) is determined at the discretion of the Company and based on the accomplishment of corporate and individual performance goals.
3.    Performance Based Restricted Stock Grant and Restricted Stock Grant. Pursuant to the Company’s current 2005 Long Term Incentive Plan (the “Plan”), Employee will receive an initial grant of 15,000 performance based restricted stock (“Performance Based Shares”) which will have a three year cliff vest; the actual number of Performance Based Shares can vary from 60% to 150% from the initial grant number depending on company performance over the three year term. You will also be granted a Restricted Stock Grant (“Restricted Stock”) in an amount equivalent to $100,000. The Restricted Stock will vest in equal amounts over three years and the exact amount of shares vesting each year will be determined by dividing $33,333 by the average share price over the calendar year in which vesting occurs. In the event Employee is terminated by the Company without cause within 24 months of employment, any unvested portion of the Restricted Stock grant will immediately vest. Employee will be eligible for additional annual grants on the same basis as other members of the executive team.
4.    Sign On Bonus. Employee will be entitled to an initial bonus in the gross amount of $90,000 payable when Employee begins employment. Applicable taxes will be deducted from this amount. The bonus will vest monthly in 1/12 increments beginning in your first month of employment and over the next 12 months. Should you resign from the Company before 12 months of employment you agree to re-

pay a pro rata amount of that bonus for any remaining of the initial twelve months that you are no longer employed.
5.    Expenses. The Company will reimburse Employee for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time. The Company will also pay the rent and utilities for any apartment or other living space for a maximum of six months after you begin employment. You will also be entitled to be reimbursed for airfare and related expenses for one trip per month to your residence in Pennsylvania, and similarly one trip per month for your spouse to come to Vancouver.
6.    Relocation Benefits. Company will provide normal relocation benefits applicable to executives including the movement of your household goods and two cars from Pennsylvania to Washington.

7.    Health and Welfare Benefits. Upon satisfaction of eligibility criteria, the Employee shall be eligible to receive employee benefits, if any, generally provided to its employees by Employer, including, if provided, medical, dental, and life insurance and Paid-Time Off. Such benefits may be amended or discontinued by Employer at any time. Employee shall also be entitled to four (4) weeks of Paid Time Off in accordance with the Company’s policies.
8.    Termination. The parties acknowledge that Employee’s employment with the Company is “at-will” and may be terminated by either party with or without cause. No one other than the President and Chief Executive Officer of the Company or the Board of Directors has the power to change the at-will character of the employment relationship. As discussed below, however, the various possible ways in which Employee’s employment with the Company may be terminated will determine the payments that may be due to Employee under this Agreement. As used in this Agreement, the following terms have the following meanings:
(a)    Cause. As used in this Agreement, Cause means (i) Employee’s indictment or conviction in a court of law for any crime or offense that in Employer’s reasonable judgment makes Employee unfit for continued employment, prevents Employee from performing Employee’s duties or other obligations or adversely affects the reputation of Employer; (ii) dishonesty by Employee related to his employment; (iii) violation of a key Employer policy or this Agreement by Employee (including, but not limited to, acts of harassment or discrimination, use of unlawful drugs or drunkenness on Employer’s premises during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the President or other individuals(s) to whom Employee reports); (v) dereliction of duty by Employee (e.g., failure to perform minimum duties after warning and reasonable opportunity to correct); (vi) Employee’s competition with Employer, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Employee’s direct or indirect benefit and Employer’s detriment; (vii) intentional or grossly negligent conduct by Employee that is significantly injurious to Employer or its affiliates; (viii) Employee’s failure to meet the minimum goals of his position if such are provided in writing to Employee, and as such goals may be amended from time to time; and (ix) Employee’s death or disability (i.e., Employee’s inability to perform the essential job functions of the position with or without a reasonable accommodation).
(b)     Good Reason. Good Reason shall mean a greater than 50 mile change in Employee's primary place of employment (without the Employee's consent), whether by Employer or any successor in interest to Employer. For purposes of this Agreement the primary place of employment is Vancouver, Washington. No event other than a greater than 50 mile change in the primary place of employment shall constitute "Good Reason" under this Agreement. Employee shall notify Company in writing of the existence of Good Reason within thirty (30) days after being informed of a change in the Employee's primary place of employment; failure to do so shall constitute a waiver of the right to claim that such conduct constitutes "Good Reason" under this Agreement.

(c)    At-Will. At-will termination shall mean a termination by the Company where it does not seek to establish Cause or by Employee for any reason other than Good Reason. If Employee exercises his right to terminate his employment, the Employee agrees to provide the Company with 21 days’ prior written notice of the termination of his employment (Notice of Termination). After receiving such Notice from the Employee, the Company retains the right to accept Employee’s resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Employee’s Notice of Termination.
9.     Severance Upon Termination.
(a)    Upon termination of Employee’s employment under this Agreement by the Company without Cause or by Employee for Good Reason, then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee severance equal to six months average monthly annual base salary. Such severance payment shall be made according to the Company’s normal payroll process spread out equally over the severance period. Company will also continue, at its cost, the Company portion of the current medical and dental coverage elected by Employee as of the date of termination for the duration of the severance period. Employee will be required to timely sign up and elect COBRA benefits in order to be eligible for continued coverage under this Agreement and to pay any employee portion of the coverage. Violation of this Agreement or the Business Protection Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph. This Section 9 shall be read in conjunction with Section 8, and entitles the Employee to a maximum of six month salary and benefits under this Agreement.
(b)    If the Company terminates the Employee’s employment during the term of this Agreement for Cause or if the Employee terminates his employment for any reason other than Good Reason, then the Company shall have no further payment obligations to Employee.
(c)    Except as it relates to the receipt of severance (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any payments due to Employee under applicable law as a result of the termination of his employment (such as payment of earned wages).
(d)    The severance amounts in Section 9(a) will immediately cease in the event that Employee becomes employed at any time during the severance period at a monthly base salary rate equal to or greater than the monthly base salary rate paid by the Company as of the date of termination. In the event the Employee is employed during that severance period at a monthly base salary rate less than the monthly base salary rate previously paid by the Company, Employee will be provided a maximum severance benefit in the amount of the difference between the 6 months average monthly annual base salary paid by the Company and the 6 months average monthly annual base salary paid, or to be paid, by the subsequent Employer over the severance period. In either event continued health care benefits will cease if Employee accepts employment during the severance period following termination with Company. Following termination by the Company and during the severance period, Employee will exercise reasonable efforts to seek, obtain, and accept comparable employment.
10.    Return of Documents. Employee understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Employee by

Employer or used on Employer's behalf, or generated or obtained during the course of his/her employment shall remain the property of Employer. Upon termination of this employment or at any other time upon the Company’s request, Employee agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his/her possession, remain under his control, or have been transferred to any third person.
11.    Confidential Information/Non-Competition. By virtue of his employment, Employee will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Employee hereby agrees to enter into a Business Protection Agreement with the Company concurrent with his entry into this Agreement.
12.    Release of Claims. As a precondition to receipt of the severance provided in Section 9 of this Agreement, Employee acknowledges and understands that he must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Employee understands that he will not be entitled to receive any payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.
13.    Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.
14. Notices. Any Notice of Termination shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 17750 SE 6th Way Vancouver, WA 98683 Attention: Senior Vice President Law and Human Resources
With a Copy to:	Garvey, Schubert & Barer 1191 Second Avenue, 18th Floor Seattle, WA 98101-2939 Attention: Bruce Robertson
To Employee:	Employee: Sid Nayar At the last address and fax number Shown on the records of the Company

Employee shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten business days.
15.    Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.
16.    Entire Agreement. This Agreement, along with the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Employee’s employment by the Company. This Agreement may be changed only by a written document signed by Employee and the Company.
17.    Employment Guidelines. Employee understands that while not constituting a contract, the Employer sets certain policies and standards that it expects employees to comply with as part of general expectations of employee behavior. Employee agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in an employee handbook, as such guidelines may be implemented and amended from time to time.
18.    Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.
19.    Acknowledgment. The Employee acknowledges that he has read and understands this Agreement, that he has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
Employer:    NAUTILUS, INC.

/s/Bruce Cazenave        February 10, 2014
By Bruce Cazenave        Date
Its Chief Executive Officer

/s/Sid Nayar________________________        February 10, 2014
Employee        Date